UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2013

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East
Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 16, 2013, we entered into an Accelerated Conversion and Note Termination Agreement with JMJ Financial whereby it agreed to exchange all of its outstanding convertible promissory notes (which had an aggregate principal amount of approximately $1,167,000), plus fees of approximately $400,000 for accelerated conversion, note termination and a lock-up, for an aggregate of 783,333 restricted shares of our common stock. JMJ Financial also agreed to certain lock-up restrictions with respect to such shares. Accordingly, JMJ Financial agreed not to sell any of such shares until 60 days after the date of the agreement, following which, until 90 days after the date of the agreement, it agreed to limit the number of such shares it sells on any day to 10% of the trading volume on such day. JMJ Financial also agreed not to engage in any short sales of our common stock at anytime. The closing of the exchange is to occur within three business days of the closing of the public offering of shares of our common stock as described in our Registration Statements on Form S-1 (SEC File Nos. 333-191769 and 333-188637) and is conditioned upon a number of items relating that offering, all of which we believe will be met upon the closing of that offering.

The foregoing summary of the terms of the Accelerated Conversion and Note Termination Agreement is qualified in its entirety by the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Accelerated Conversion and Note Termination Agreement between Advaxis, Inc. and JMJ Financial, dated October 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

By:	/s/ Daniel J. O’Connor
Name: Daniel J. O’Connor
Title: Chief Executive Officer

Date: October 17, 2013